UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009 (January 9, 2009)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

During the year ended December 31, 2008, Dividend Capital Total Realty Trust Inc. acquired the following real properties for which financial statement and additional information under Item 9.01 is included below (amounts in thousands):

Property	Market	Date of Acquisition	Estimated Investment Amount (1)	Net Rentable Square Feet	Occupancy
Millennium Financial Center	Denver, CO	10/01/08	48,276	134	98.0%
Eden Prairie Office Center	Minneapolis, MN	10/03/08	29,430	107	100.0%
Austin-Mueller Health Center	Austin, TX	12/23/08	44,974	156	100.0%

Total			$122,680	397	99.3%

(1)	Total estimated investment amount includes (i) purchase price, (ii) acquisition fees payable to our advisor, Dividend Capital Total Advisors LLC (the “Advisor”), of 1% of our expected pro rata share of the purchase price, which in aggregate for the above real property acquisitions was approximately $1.2 million and (iii) other estimated due diligence and closing costs.

As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Total Realty Trust Inc. and its consolidated subsidiaries and partnerships except where the context otherwise requires.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

99.1	Certain Acquired Properties Subject to a Net Lease with a Single Tenant

99.2	Financial Statements of Real Estate Property Acquired

Report of Independent Registered Public Accounting Firm

Statements of Revenues and Certain Expenses for the Six Months Ended June 30, 2008 (Unaudited) and the Year Ended December 31, 2007

Notes to Financial Statements

99.3	Unaudited Pro Forma Financial Information:

Pro Forma Financial Information (Unaudited)

Pro Forma Consolidated Balance Sheet as of September 30, 2008 (Unaudited)

Notes to Pro Forma Consolidated Balance Sheet (Unaudited)

Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2007 (Unaudited)

Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2008 (Unaudited)

Notes to Pro Forma Consolidated Statement of Operations (Unaudited)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
January 9, 2009

	By:	/s/ John E. Biallas
John E. Biallas Chief Financial Officer